UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2009 (November 9, 2009)
_______________

BIOCANCELL THERAPEUTICS INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-156252	20-4630076
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

Beck Science Center, 8 Hartom St, Har Hotzvim, Jerusalem, Israel, 97775
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-548-6555

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 9, 2009, BioCancell Therapeutics, Inc., commenced treatment of the first patient in its Phase I/IIa trial of the drug BC-819 as a treatment for pancreatic cancer. The purposes of the trial is to check the safety and initial efficacy of the treatment, and to establish the optimal dosage for the drug as a treatment for pancreatic cancer. The trial is expected to include between nine and twelve patients, who will each receive four treatments, twice per week for two weeks.

The NCI-designated Massey Cancer Center of Virginia Commonwealth University, the University of Maryland Medical Center in Baltimore, and Hadassah, Sheba and Meir Medical Centers in Israel  are expected to participate in the trial. Treatments in Massey Cancer Center are partially funded by the Binational Industrial Research and Development Foundation (BIRD), which approved a grant in the amount of $950,000, or 50% of the predicted expenses of the project for this collaboration.

In previous pre-clinical experiments, a group of hamsters suffering from pancreatic cancer was treated with BC-819, and compared with a control group. The treated group displayed an average reduction of approximately 50% in the primary tumor volume, and a significant slowing in tumor progression compared to the control group. In addition, only one third of the treated group showed metastatic growths, while all of the animals in the control group developed metastases.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCANCELL THERAPEUTICS, INC.

Dated: November 10, 2009	By:	/s/ Avraham Hampel
Avraham Hampel
Company Secretary